Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Essential Properties Realty Trust, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.01 par value	Rules 457(o) and 457(r)	8,740,000	$23.00	$201,020,000	0.0000927	$18,634.55
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amount					$201,020,000		$18,634.55
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$18,634.55
(1)	Includes up to an additional 1,140,000 shares of common stock that may be purchased by the underwriters pursuant to an option.
(2)

Calculated in accordance with Rules 457(o) and 457(r) under the Securities Act of 1933, as amended. In accordance with Rules 456(b) and 457(r), the registrant initially deferred payment of all of the registration fees for Registration Statement No. 333-257202 filed by the registrant on June 21, 2021.